Exhibit 99.1

FOR IMMEDIATE RELEASE
April 8, 2021	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS SECOND QUARTER SAME STORE SALES

(GOLDEN, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that year-over-year same store sales for its Good Times brand increased 22.9% for its second fiscal quarter ended March 30, 2021. Year-over-year same store sales at its Bad Daddy’s brand increased 9.1% during the quarter compared to its fiscal 2020 second quarter, driven by reductions in COVID-19-related restrictions late in the quarter and the rollover of initial prior-year impacts of the pandemic during the last half of March. Same store sales and average weekly sales at Bad Daddy’s and Good Times for each month of the quarter are as follows:

	Good Times Burgers & Frozen Custard		Bad Daddy’s Burger Bar
Fiscal Period	Same Store Sales[1]	Average Weekly Sales[2]	Same Store Sales[1]	Average Weekly Sales[2]

January (4 weeks)	24.2%	25,833	-8.3%	40,297
February (4 weeks)	22.4%	25,165	-4.2%	42,159
March (5 weeks)	22.2%	25,969	41.6%	47,457
Second Quarter 2021	22.9%	25,680	9.1%	43,624
YTD 2021	22.5%	26,065	-1.8%	41,240

[1]	Same store sales include all company-owned restaurants currently open with at least 18 full fiscal periods of operating history.

[2]	Average weekly sales include all company-owned restaurants.

Ryan Zink, President & CEO, said “We are pleased to report strong sales for both brands in our second fiscal quarter. We continue to see sequential improvement in average weekly sales at Bad Daddy’s as customers return to on-premises dining and our Good Times concept continues to post impressive sales in spite of reduced pandemic-related restrictions and increased consumer confidence in on-premise dining, which we attribute to improved awareness generated during the pandemic, and our laser-focus on accuracy and speed of service.”

“We continue to focus on staffing our restaurants and operating safely in consideration of the impacts of COVID-19. To that end, we have implemented an incentive program that provides financial incentives for each employee who receives up to two COVID-19 vaccinations between March and June of this year. Further, we are not immune to staffing challenges facing restaurants, and other industries, and we continue to focus efforts toward programs that will allow us to aggressively compete with other companies and concepts for talented employees that are the heart and soul of each restaurant.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. owns, operates, franchises and licenses 39 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of local and craft beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, Good Times Restaurants Inc. operates and franchises a regional quick-service drive-thru restaurant chain consisting of 32 Good Times Burgers & Frozen Custard restaurants located primarily in Colorado.

Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the disruption to our business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on our results of operations, financial condition and prospects which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, the lack of assurance that the full amount of the PPP loans will be forgiven, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 29, 2020 filed with the SEC, and other filings with the SEC . Good Times disclaims any obligation or duty to update or modify these forward-looking statements.

Category: Financial

Good Times Restaurants Inc CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1411

Christi Pennington (303) 384-1440